Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SL INDUSTRIES, INC.

FIRST:                                                      The name of this Corporation is SL Industries, Inc. (the “Corporation”).

SECOND:                                       The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 874 Walker Road, Suite C, Dover, Delaware 19904, County of Kent; and the name of the registered agent of the Corporation in the State of Delaware at such address is United Corporate Services, Inc.

THIRD:                                                  The nature of the business and of the purposes to be conducted and promoted by the Corporation is to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:                                     The aggregate number of shares of stock that the Corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, par value $0.01 per share.

FIFTH:                                                    Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

SIXTH:                                                   The power to make, alter, or repeal the By-Laws, and to adopt any new By-Law, shall be vested in the Board of Directors.

SEVENTH:                              (A)                               To the fullest extent permitted by the Delaware General Corporation Law, as it exists on the date hereof or as it may hereafter be amended, a director of this Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (1) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law; or (4) for any transaction from which the director derived any improper personal benefit.  If the Delaware General

Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

(B)                               The Corporation shall indemnify any and all persons whom it shall have power to indemnify pursuant to the Delaware General Corporation Law against any and all expenses, judgments, fines, amounts paid in settlement, and any other liabilities to the fullest extent permitted by such law and may, in the discretion of the Board of Directors, purchase and maintain insurance, at its expense, to protect itself and such persons against any such expense, judgment, fine, amount paid in settlement, or other liability asserted against and incurred by such persons, whether or not the Corporation would have the power to so indemnify such persons under the General Corporation Law of the State of Delaware.  The indemnification provided for herein shall not be deemed to limit the right of the Corporation to indemnify any other person or any such expenses to the full extent  permitted by law nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such offices, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(C)                               Neither any amendment nor repeal of this Article SEVENTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article SEVENTH, shall eliminate or reduce the effect of this Article SEVENTH in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article SEVENTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.